Exhibit 2.3
EXECUTION VERSION
GUARANTEE
          Guarantee, dated as of January 19, 2007 (this “Guarantee”), by Jerry Moyes, Vickie Moyes and the Jerry and Vickie Moyes Family Trust dated 12/11/87 (the “Trust”), (each a “Guarantor” and together the “Guarantors”), in favor of Swift Transportation Co., Inc., a Nevada corporation (the “Guaranteed Party”). The Guarantee shall be binding on the estate of Jerry Moyes and his heirs and the successors of the Trust. Capitalized terms used herein without definition have the meanings given to them in the Merger Agreement (as defined below).
          1. GUARANTEE. To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and between the Guaranteed Party, Saint Corporation, a Nevada corporation (“Parent”), and Saint Acquisition Corporation, a Nevada corporation and a wholly-owned subsidiary of Parent, pursuant to which MergerCo will merge with and into the Guaranteed Party, the Guarantors hereby absolutely, unconditionally and irrevocably, and jointly and severally guarantee to the Guaranteed Party, the due and punctual payment of the applicable Termination Fee, if and when due pursuant to the Merger Agreement (the “Obligation”). Provided that in no event shall the Guarantors’ liability under this Guarantee exceed the applicable Termination Fee, and the Guarantors shall not have any obligation or liability to any Person relating to, arising out of or in connection with this Guarantee other than as expressly set forth herein.
          2. NATURE OF GUARANTEE. The Guaranteed Party shall not be obligated to file any claim relating to the Obligation in the event that either Parent or MergerCo becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantors’ Obligation hereunder. In the event that any payment to the Guaranteed Party hereunder is rescinded or must otherwise be returned for any reason whatsoever, each Guarantor shall remain liable hereunder as if such payment had not been made (subject to the terms hereof). This is an unconditional guarantee of payment and not of collectibility.
          3. TERMS OF GUARANTEE. (a) Notwithstanding any other provision of this Guarantee, the Company hereby agrees that (i) the Guarantors may assert, as a defense to any payment or performance by the Guarantors under this Guarantee, any claim, set-off, deduction or defense that Parent or MergerCo could assert against the Company under the terms of the Merger Agreement or that could otherwise be asserted by Parent or MergerCo against the Company in any action by the Company against Parent or MergerCo and (ii) any failure by the Company to comply with the terms of the Merger Agreement, including, without limitation, any breach by the Company of the representations and warranties contained therein or in any of the agreements, certificates and other documents required to be delivered by the Company pursuant to the terms of the Merger Agreement (whether such breach results from fraud, intentional misrepresentation or otherwise), that would relieve Parent or MergerCo of its obligations under the Merger Agreement shall likewise relieve the Guarantors of their obligations under this Guarantee.

          (b) Each Guarantor hereby covenants and agrees that it shall not institute, and shall cause its subsidiaries and affiliates not to institute, any proceeding asserting that this Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). Notwithstanding anything to the contrary contained in this Guarantee, the Guaranteed Party hereby agrees that to the extent Parent and MergerCo are relieved of their Obligation under the Merger Agreement, each Guarantor shall be similarly relieved of its Obligation under this Guarantee.
          4. REPRESENTATIONS AND WARRANTIES; COVENANTS. (a) Each Guarantor represents and warrants to the Guaranteed Party that: (i) such Guarantor has the requisite capacity and authority to execute and deliver this Guarantee and to fulfill and perform such Guarantor’s obligations hereunder; (ii) this Guarantor has been duly and validly executed and delivered by such Guarantor and constitutes a legal, valid and binding agreement of such Guarantor enforceable by the Guaranteed Party against him, her or it in accordance with its terms; (iii) the execution, deliver and performance of this Guarantee by such Guarantor do not and will not require any consent, approval or other authorization of, or filing with or notification to any Governmental Entity; (iv) the execution, delivery and performance of this Guarantee by Guarantor do not and will not contravene or conflict with, or result in any violation or breach of, (A) any provision of the organization documents of such Guarantor, if applicable or (B) any Laws or Orders applicable to such Guarantor.
          (b) The Guarantors represent that as of the date hereof and at all times prior to the termination of this Guarantee they collectively own or will own assets, net of any liabilities, having a fair market value in excess of the amount of a Termination Fee, which assets are capable of being sold in order to generate proceeds sufficient to satisfy a Termination Fee.
          5. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.
          6. NO ASSIGNMENT. Neither this Guarantee nor any rights, interests or Obligation hereunder shall be assigned by either party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party hereto.
          7. NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6):
          if to the Guarantors:
Jerry Moyes
2710 E. Old Tower Road
Phoenix, Arizona 85034
Phone: (602) 273-3770
Fax: (602) 275-3868
Attention: Jerry Moyes
          with copies to:
Scudder Law Firm P.C., L.L.O.
411 South 13th Street, 2nd Floor
Lincoln, NE 68508
Phone: (402) 435-3223
Fax: (402) 435-4239
Attention: Earl Scudder, Esq.
                 Mark Scudder, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Phone: (212) 735-3000
Fax: (212) 735-2000
Attention: Stephen F. Arcano, Esq.
                 Richard J. Grossman, Esq.
          if to the Guaranteed Party:
Swift Transportation Co., Inc.
2200 South 75th Avenue
Phoenix, AZ 85043
Phone: (602) 269-2700
Fax: (623) 907-7503
Attention: Robert Cunningham

          with copies to:
Sullivan & Cromwell
125 Broad Street
New York, New York 10004
Phone: (212) 558-4000
Fax: (212) 558-3588
Attention: Stephen Kotran, Esq.
                 Brian Hamilton, Esq.
          8. TERMINATION. Subject to the last sentence of Section 3(b), this Guarantee shall remain in full force and effect and shall be binding on each Guarantor, its successors and assigns until the earlier of (a) the Closing of the Merger under the Merger Agreement, (b) termination of the Merger Agreement in a circumstance which does not result in any obligation on the part of Parent or MergerCo to pay the Company the Termination Fee, and (c) all amounts payable under this Guarantee have been paid in full.
          9. NO RECOURSE. The Guaranteed Party acknowledges that the sole asset of Parent is cash in a de minimis amount, and that no additional assets are expected to be contributed to Parent unless and until the Closing occurs. By its acceptance of the benefits of this Guarantee, the Guaranteed Party acknowledges and agrees that it has no right of recovery against, and no liability shall attach to, the Guarantors or any entity controlled by the Guarantors or any former, current or future director, officer, employee, agent, general or limited partner, trustee, beneficiary, manager, member, stockholder, affiliate or assignee of any of the foregoing (collectively, but not including the Guarantors, each a “Guarantor Affiliate”), through Parent or otherwise, whether by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for its rights to recover from the Guarantors (but not any Guarantor Affiliate) under and to the extent provided in this Guarantee and subject to the limitations described herein. Recourse against the Guarantors under and pursuant to the terms of this Guarantee shall be the sole and exclusive remedy of the Guaranteed Party and all of its affiliates against the Guarantors and Guarantor Affiliates in respect of any liabilities or Obligation arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. Notwithstanding the foregoing, the waivers and limitations contained in the preceding two sentences shall not be applicable in the event of any fraud or fraudulent conveyance by a Guarantor or in the event of any breach by a Guarantor of Section 4(b) hereof. Nothing set forth in this Guarantee shall affect or be construed to affect any liability of Parent or MergerCo to the Guaranteed Party or shall confer or give or shall be construed to confer or give to any person other than the Guaranteed Party (including any person acting in a representative capacity) any rights or remedies against any person, including each Guarantor, except as expressly set forth herein.
          10. GOVERNING LAW. This Guarantee, and all claims or causes of action based upon, arising out of or relating to this Guarantee or the negotiation, execution or performance of this Guarantee, shall be governed by, and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.
          11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS GUARANTEE OR THE ACTIONS OF EACH OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.
          12. COUNTERPARTS. This Guarantee may be executed and delivered (including by facsimile transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
          13. SUBROGATION. In the event that a Guarantor makes any payment to the Guaranteed Party pursuant to his, her or its Obligation, such Guarantor shall be subrogated to all rights available to Parent and MergerCo under the Merger Agreement, Voting Agreement, Debt Financing Letter and all other agreements related to the Merger.

          IN WITNESS WHEREOF, the undersigned have executed and delivered this Guarantee as of the date first above written.

[JERRY MOYES]

[VICKIE MOYES]

[THE JERRY AND VICKIE MOYES FAMILY TRUST DATED 2/11/87]

By.

Name:
Title:

[GUARANTEED PARTY]

By.

Name:
Title: